Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications Officer

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES ANNOUNCES FIRST QUARTER 2012 RESULTS

(ORLANDO, Fla.) May 16, 2012 — CNL Lifestyle Properties, Inc., a real estate investment trust (the “Company”), today announced its operating results for the quarter ended March 31, 2012. As of May 16, 2012, the Company owns a portfolio of 173 lifestyle properties, 77 of which are wholly-owned and run by operators under long-term, triple-net leases with a weighted average lease rate of 8.6 percent, 46 of which are managed by independent operators, one which is held for development and 50 of which are owned through unconsolidated joint venture arrangements. Of its joint venture investments, 14 are leased and 36 are managed by independent operators. Diversification by asset class based on initial purchase price is 32.5 percent senior housing, 19.1 percent ski and mountain lifestyle, 16.0 percent golf, 12.2 percent attractions, 5.2 percent marinas and 15.0 percent in additional lifestyle properties, including lodging.

Financial Highlights

The following table presents selected comparable financial data through March 31, 2012 (in millions except ratios and per share data):

	Quarter ended
	March 31,
	2012	2011
Total revenues	$89.9	$82.2
Total expenses	99.1	87.8
Net loss	(24.7)	(20.6)
Net loss per share	(0.08)	(0.07)
FFO	16.0	15.4
FFO per share	0.05	0.05
MFFO	9.9	22.2
MFFO per share	0.03	0.08
Adjusted EBITDA	24.8	23.8
Cash flow from operating activities	22.2	24.3

As of March 31, 2012:
Total assets	$2,875.8
Total debt	924.3
Leverage ratio	32.1%

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See detailed financial information and full reconciliation of Funds from Operations (“FFO”), Modified Funds from Operations (“MFFO”) and Adjusted EBITDA, which are non-GAAP measures, below.

Total revenues increased $7.7 million, or 9.3 percent, for the quarter ended March 31, 2012 as compared to the quarter ended March 31, 2011. Total expenses increased $11.3 million, or 12.8 percent, for the quarter ended March 31, 2012 as compared to the quarter ended March 31, 2011. Net loss per share was $(0.08) for the quarter March 31, 2011 as compared to net loss per share of $(0.07) for the comparable period in 2011. FFO and MFFO per share were $0.05 and $0.03 for the quarter ended March 31, 2012 as compared to $0.05 and $0.08, respectively, for the quarter ended March 31, 2011.

The increases in revenues and expenses for the quarter ended March 31, 2012 are primarily attributable to the proactive restructuring and transition of certain of the Company’s golf and marina properties that were converted from leased to managed properties where the Company now records property-level gross revenues and property-level operating expenses rather than rental revenue as was the case in 2011. In addition, revenues increased due to the Company’s 2011 senior housing and ski resort acquisitions. This was offset by a decrease in rental income related to one of the Company’s golf tenants as a result of a lease modification.

The increase in net loss and loss per share for the quarter ended March 31, 2012 as compared to the same period in 2011 was primarily attributable to (i) a reduction in rental income of approximately $3.4 million on 32 golf facilities as a result of the lease modification as well as lower net operating income in 2012 versus rental income in 2011 from the nine properties that were recently converted from a leased structure to a managed structure, (ii) an increase in interest expense and loan cost amortization of approximately $4.6 million primarily resulting from the issuance of the Company’s senior notes, (iii) an increase in depreciation expense of approximately $2.2 million, (iv) an increase in bad debt expense of approximately $1.9 million mostly attributable to the write-off of past due rents in connection with amending leases deemed uncollectible on one of the Company’s golf tenants and, (v) an increase in asset management, ground lease and other operating expenses, as well as, higher general and administrative expenses all totaling approximately $4.3 million due to the growth in the number of properties offset by (i) an increase in income of approximately $4.4 million related to properties acquired in 2011, (ii) an increase in equity in earnings of approximately $5.1 million related to the Company’s unconsolidated entities as a result of expensing in 2011 non-recurring significant initial transaction costs incurred upon the formation of CNLSun I Venture as well as the addition of two new Sunrise joint ventures which were acquired during 2011, and (iii) a $3.8 million reduction in acquisition costs and fees primarily as a result of the Company’s primary common stock offering ending in April 2011.

While FFO and FFO per share remained consistent, FFO and FFO per share was impacted by (i) an increase in income of $4.4 million related to properties acquired in 2011, (ii) a decrease in acquisition fees and expense of $3.8 million and (iii) an increase in FFO contribution from unconsolidated entities of approximately $7.3 million, offset by (i) a reduction in rental income of $3.4 million on the 32 golf facilities as a result of the lease modification as well as lower net operating income in 2012 versus rental income in 2011 from the nine properties that were recently converted from a leased to managed structure, (ii) an increase in interest expense and loan amortization expense of $4.6 million resulting mostly from

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the issuance of our senior notes in April 2011, (iii) an increase in bad debt expense of $1.9 million mostly attributable to the write-off of past due rents in connection with amending leases on one of the Company’s golf tenants, and (iv) an increase in asset management, ground lease and other operating expenses, as well as, higher general and administrative expenses all totaling approximately $4.3 million as a result of the growth in our portfolio.

The decrease in MFFO and MFFO per share for the quarter ended March 31, 2012 was principally due to (i) a reduction of cash rent received of $5.7 million attributable to the lease modification on 32 golf properties, (ii) an increase in interest and loan cost amortization and bad debt expense as described above, and (iii) an increase asset management, ground lease and other operating expenses, as well as higher general and administrative expenses all totaling approximately $4.3 million due to the growth in our portfolio, offset by an increase in net cash received on properties acquired in 2011.

The increase in Adjusted EBITDA of $1.0 million for the quarter ended March 31, 2012 was primarily attributable to (i) an increase in distributions of property net cash flows of $5.4 million primarily from the Company’s two Sunrise joint ventures which were acquired in 2011 and distributions received from the initial Sunrise joint venture, (ii) a reduction in acquisition fees and costs of $3.8 million, and (iii) an increase in net cash received of $4.3 million on properties acquired in 2011, offset by (i) a reduction in cash rent of $5.7 million related to the lease amendment discussed above, and (ii) an increase in asset management, ground lease and other operating expenses, as well as higher general and administrative expenses all totaling approximately $4.3 million due to the growth in our portfolio.

Portfolio Performance

Although property-level operating results are not necessarily indicative of our consolidated results of operations for properties where the Company has long-term leases and reports rental income and the cash flows it receives from its unconsolidated joint ventures, the Company believes that the property-level performance reported to it by its tenants and operators is useful because it is representative of the changing health of its properties and trends in its portfolio. The following table summarizes the Company’s same-store comparable property performance for the quarter ended March 31, 2012 (in millions except coverage ratio):

		Quarter ended
		March 31,						TTM
	#	2012		2011		Increase/(Decrease)		Rent
	Properties	Revenue	EBITDA	Revenue	EBITDA	Revenue	EBITDA	Coverage*
Ski and mountain lifestyle	22	190.6	83.1	218.9	103.7	-12.9%	-19.8%	1.24
Golf	51	34.4	7.9	32.2	5.3	7.0%	48.0%	1.22
Attractions	19	7.4	(11.8)	6.3	(10.6)	17.9%	-11.1%	1.44
Marinas	17	6.0	1.9	6.0	2.1	0.8%	-8.1%	0.85
Additional lifestyle properties	7	53.2	15.9	50.7	15.6	4.9%	2.4%	1.28

Total	116	291.6	97.0	314.1	116.1	-7.1%	-16.4%	1.22

*	As of March 31, 2012 on trailing 12-month (“TTM”) basis for properties subject to lease calculated as property level EBITDA before recurring capital expenditures divided by rent.

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For the quarter ended March 31, 2012, the Company’s tenants and managers reported a decrease in revenue of 7.1% and a decrease in property-level EBITDA of 16.4% as compared to the same period in prior year primarily attributable to a decline in revenues and EBITDA from its ski and mountain lifestyle properties. Many of these properties have experienced unprecedented low levels of natural snowfall for the 2011/2012 ski season, however, they are expected to perform well in the future during more typical snow years. Excluding the Company’s ski and mountain lifestyle properties, its tenants and managers reported an overall increase in revenues and EBITDA of 6.2% and 12.7%, respectively. The increase in revenues is primarily attributable to its golf, attractions and additional lifestyle properties. The Company’s golf properties have begun to see an increase in total rounds played and higher rates as a result of favorable weather patterns and a general improvement in consumer confidence and spending. This has resulted in an increase in revenues and EBITDA of 7.0% and 48.0% respectively. Favorable weather has also positively impacted the Company’s attractions properties, as the Company has seen a 17.9% increase in revenues at the properties. Although the Company has seen an increase in revenues at its attractions properties, EBITDA was down 11.1% as a result of higher repairs and maintenance spending in preparation for the summer season that occurred during the quarter ended March 31, 2012 as compared to the prior year. The Company transitioned its attractions properties to new managers late in the first quarter and, as a result, much of the repairs and maintenance spending was deferred until early in the second quarter after the transition. During 2012, repairs and maintenance projects took place during the first quarter, which is typical of the normal operating cycle and consistent with budgeted expectations. The Company anticipates that as the general economic environment improves and consumer confidence grows, it will continue to see improvements in the results of its tenants and managers.

When evaluating the Company’s senior housing properties’ performance, management reviews operating statistics of the underlying properties, including monthly revenue per occupied unit (“RevPOU”) and occupancy levels. RevPOU, which the Company defines as total revenue divided by average number of occupied units during a month, is a performance metric commonly used within the healthcare sector. This metric assists the Company in determining the ability of its operators to achieve market rental rates and to obtain revenues from providing healthcare related services. For the quarter ended March 31, 2012, the managers for its 29 same-site comparable properties reported a decrease of 1.5% in occupancy and an increase of $378 in RevPOU as compared to the same period in 2011. The decrease in occupancy was due to resident deaths during the quarter ended March 31, 2012. However, in April 2012, those vacancies have been filled, resulting in a 91% occupancy level as of April 30, 2012. RevPOU and occupancy across the Company’s senior housing portfolio have been trending higher since the Company acquired these properties.

The Company has been actively monitoring the performance of its golf properties operated by the Company’s largest golf tenant which has been experiencing ongoing challenges due to the general economic environment. In late 2011, in an effort to provide relief to the tenant and diversify the Company’s tenant concentration, the Company agreed to sell five of the most challenged properties and allow the tenant to terminate the leases upon the sale of the properties. In addition, the Company began the transition of seven other underperforming properties to new third-party managers to be operated for a period of time and terminated the leases at the time of each transition. Through May 16, 2012, the Company has successfully completed the transition of the seven properties to new third-party managers, has successfully completed the sale of four of the five properties identified for sale and anticipates completing the sale of the remaining property during 2012.

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In April 2012, the Company entered into an agreement to retroactively restructure the leases relating to the large golf tenant’s remaining 32 golf facilities (including the remaining property classified as held for sale) effective January 1, 2012. As part of the amendment, the Company amended the base lease rates charged to its tenant from 4.75% to 4.27% for 2012, from 5.25% to 5.70% for 2013 and from 5.75% to 5.70% for 2014. From a cash flow perspective, the amendment, as compared to the prior lease, will reduce the 2012 rental cash flows by approximately $1.7 million (from $16.9 million to $15.2 million), will increase the 2013 rental cash flows by $1.6 million (from $18.7 million to $20.3 million), and will not cause a change to the 2014 rental cash flows (will remain at approximately $20.3 million). In addition, starting in 2015, the rent acceleration calculation changed from a stated 20 basis point increase in the annual lease rate, to an increase in rent equal to the greater of (i) the product of the prior year rent times two percent or (ii) the prior year rent times the change in consumer price index per year. Due to the accounting requirement to straight-line scheduled rent increases, the change in the rent acceleration (using a floor of a two percent increase per year), will result in a reduction of average straight-lined rental revenue per year of approximately $3.4 million (a decrease in average straight-lined rental revenue from $24.4 million to $21.0 million starting in 2012). However, the amended lease increased the percentage rent provision to 10% of golf course revenues in excess of a certain threshold for 22 of the properties and 30% of golf course revenues in excess of a certain threshold for 10 of the properties, as compared to 8.25% of golf course revenues in excess of a certain threshold under the previous leases. In addition, the amended terms increased the capital expenditure reserve funding requirements to 3% of golf course revenues, as compared to 2% under the old leases. Even though the amendment reduced the base rent and the rent escalator floor, the Company anticipates recording higher percentage rent and cap ex reserve rent over time as the tenant begins to improve the revenues and the operations of the 32 golf properties.

As part of amending the lease as described above, the Company recorded bad debt expense of $2.1 million related to past due rental and interest amounts due to ceasing collection efforts on these balances. In addition, the Company allowed the tenant to engage a third party operator to manage 22 of the 32 golf properties on behalf of the tenant to allow the tenant to narrow its operating focus on the remaining ten geographically concentrated golf properties. The Company also committed to provide $9.5 million in capital improvements to make targeted enhancements on various courses and clubhouses and agreed to provide lease incentives totaling up to $23 million for working capital, inventory, property tax obligations and other purposes. In addition, the Company refinanced a $6 million outstanding working capital line of credit loan previously provided to the tenant, into a $6 million term loan with interest at LIBOR plus 4%, with no payments of principal or interest required until January 2014, at which point all accrued interest will be added to the principal of the loan, monthly interest payments will commence and annual principal payments will be due through the maturity date of December 31, 2016. During the time that any principal balance remains outstanding under this loan, any percentage rent that would be due under the leases for the 10 properties operating by the tenant will instead be paid to the Company and applied against the principal balance. The tenant will have the ability to extend the maturity date to December 31, 2021, subject to certain terms and conditions.

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The Company believes the rent and other relief provided by the agreement described above, coupled with improvements in the golf sector revenues and earnings before interest, tax, depreciation, amortization and rent as a result of favorable weather patterns and general improvement in consumer confidence and spending, will enable the tenant to work through its financial difficulties and begin operating profitably by 2013.

Overall, the Company believes that the proactive restructure, the additional investments and the assistance to the tenant from an experienced third party operator on 22 of the properties, will allow the Company to capitalize on the positive momentum it is currently seeing in the golf sector.

Acquisitions

During the quarter ended March 31, 2012, the Company did not acquire any properties. Through May 16, 2012, the Company acquired four senior housing communities located in Georgia and one senior housing community located in Illinois for approximately $90.8 million.

The Company expects to acquire between $100 million and $150 million in additional real estate investments in the second and third quarters of 2012. The acquisition of additional real estate investments will be funded by the remaining cash on hand, borrowings under the Company’s corporate revolving line of credit and additional long-term project-level borrowings that are dependent on the Company’s ability to obtain additional debt financing.

Distributions

For the quarter ended March 31, 2012, CNL Lifestyle Properties declared and paid distributions of approximately $48.4 million ($0.1563 per share). In light of continuing challenges of certain properties and operators in the context of overall industry and economic conditions, specifically in the golf and marina sectors, the Company’s Board of Directors continues to review its distribution policy with the long-term goal of paying a sustainable distribution that covers the full amount distributed, inclusive of amounts paid out but reinvested through its Reinvestment Plan, and seeks to maximize long-term shareholder value and returns. This determination is based in part on (i) the acquisitions the Company is making as it invests the remaining proceeds of its senior notes, (ii) the operating results of its managed attractions, golf and marina properties during the upcoming summer season and (iii) the impact on operating performance of properties it has recently transitioned to new operators. The level of distributions that it can pay will be estimated based on sources of cash available for distributions as measured by cash flows from operating activities, FFO and MFFO, as well as, expected future long-term stabilized cash flows, FFO and MFFO. The Board of Directors will also take into consideration other factors such as limitations and restrictions contained in the terms of the Company’s current and future indebtedness concerning the payment of distributions, the avoidance of distribution volatility, its objective of continuing to qualify as a REIT, capital requirements, the general economic environment and other factors.

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Valuation

In the second quarter of 2012, the Company will engage a third-party valuation consultant to assist in determining the value of its common stock on a per share basis that will be made public on or prior to October 9, 2012 to assist broker dealers in complying with the applicable rules of the Financial Industry Regulatory Authority. During the valuation process, the third-party valuation consultant will analyze the Company’s portfolio and outstanding obligations using a variety of methodologies, including a methodology expected to be endorsed by the Investment Program Association, a trade organization for the direct investment industry. The Board of Directors will be presented with the various outcomes and at its discretion will approve a valuation that it believes most accurately reflects the value of our common stock. Any valuation of the common stock that deviates from the current price of $10.00 will affect share issuances under the Company’s Reinvestment Plan, as well as its redemption plan.

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CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	March 31, 2012	December 31, 2011
ASSETS

Real estate investment properties, net	$2,040,267	$2,055,678
Investments in unconsolidated entities	308,620	318,158
Cash	149,829	162,839
Mortgages and other notes receivable, net	124,491	124,352
Deferred rent and lease incentives	98,106	94,981
Other assets	58,633	48,728
Restricted cash	45,121	37,877
Intangibles, net	30,617	30,937
Accounts and other receivables, net	17,504	17,536
Assets held for sale	2,596	2,863

Total Assets	$2,875,784	$2,893,949

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgages and other notes payable	$530,414	$518,194
Senior notes, net of discount	393,855	393,782
Other liabilities	59,170	44,835
Accounts payable and accrued expenses	40,607	32,158
Security deposits	13,277	13,880
Due to affiliates	1,284	1,120

Total Liabilities	1,038,607	1,003,969

Commitments and contingencies (Note 19)

Stockholders’ equity:
Preferred stock, $.01 par value per share
200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share
120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share
One billion shares authorized; 328,884 and 301,299 shares issued and 309,215 and 284,687 shares outstanding as of December 31, 2011 and 2010, respectively	3,112	3,092
Capital in excess of par value	2,763,093	2,743,972
Accumulated deficit	(98,116)	(73,373)
Accumulated distributions	(822,612)	(774,259)
Accumulated other comprehensive loss	(8,300)	(9,452)

Total Stockholders’ Equity	1,837,177	1,889,980

Total Liabilities and Stockholders’ Equity	$2,875,784	$2,893,949

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CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Quarter Ended
	March 31,
	2012	2011

Revenues:
Rental income from operating leases	$46,270	$47,710
Property operating revenues	40,485	31,259
Interest income on mortgages and other notes receivable	3,103	3,210

Total revenues	89,858	82,179

Expenses:
Property operating expenses	43,792	37,285
Asset management fees to advisor	8,682	7,498
General and administrative	4,628	3,193
Ground lease and permit fees	4,195	3,154
Other operating expenses	2,403	1,617
Bad debt expense	2,053	135
Acquisition fees and costs	1,130	4,926
Depreciation and amortization	32,223	30,016

Total expenses	99,106	87,824

Operating loss	(9,248)	(5,645)

Other income (expense):
Interest and other income	91	(25)
Interest expense and loan cost amortization	(16,277)	(11,307)
Equity in earnings (loss) of unconsolidated entities	1,231	(3,866)

Total other expense	(14,955)	(15,198)

Loss from continuing operations	$(24,203)	$(20,843)
Income (loss) from discontinuing operations	(540)	213

Net loss	$(24,743)	$(20,630)

Loss per share of common stock (basic and diluted)
Loss from continuing operations	(0.08)	(0.07)
Income (loss) from discontinued operations	(0.00)	0.00

	$(0.08)	$(0.07)

Weighted average number of shares of common stock outstanding (basic and diluted)	309,235	290,079

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Non-GAAP Supplemental Financial Measures

The Company computes its financial results in accordance with generally accepted accounting principles (GAAP). Although Funds from Operations (FFO), Modified Funds from Operations (MFFO) and Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA) are non-GAAP financial measures, the Company believes FFO, MFFO, and Adjusted EBITDA calculations are helpful to stockholders and are widely recognized measures of real estate investment trust (REIT) operating performance. Pursuant to the requirements of Regulation G, the Company has provided reconciliations to these non-GAAP measures to the most directly comparable GAAP measures.

The Company calculates and reports FFO, in accordance with the definitional and interpretive guidelines established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. The Company’s FFO calculation complies with NAREIT’s policy described above. The Company believes that FFO, together with the GAAP measure of net income (loss), provides useful information to investors regarding the Company’s operating performance because it is a measure of the Company’s operations without regard to specific non-cash items, such as depreciation and amortization and asset impairment write-downs.

The Company calculates and reports MFFO in accordance with the Investment Program Association’s (IPA) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income or loss: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments; and mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; elimination of adjustments relating to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The Company believes that MFFO is useful to investors in evaluating its performance because the exclusion of certain recurring and nonrecurring items described above provide useful supplemental information regarding its ongoing performance, and that MFFO, when combined with the primary GAAP measure of income (loss), is beneficial to a complete understanding of its operating performance.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. FFO and

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MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations or as an indication of its liquidity, or indicative of funds available to fund our cash needs including its ability to make distributions to our stockholders. Stockholders and investors should not rely on FFO and MFFO as a substitute for any GAAP measure. MFFO has limitations as a performance measure in an offering such as the Company’s where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and, in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

The Company defines Adjusted EBITDA as net income (loss), less discontinued operations and other income, plus (i) net interest expense, and loan cost amortization and (ii) depreciation and amortization, as further adjusted for the impact of equity in earnings (loss) of our unconsolidated entities, straight-line adjustment for leased properties and mortgages and other rents receivable, cash distributions from unconsolidated entities, and certain other non-recurring items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

For additional information, please refer to the Company’s discussion of FFO, MFFO and Adjusted EBITDA included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Securities and Exchange Commission on May 15, 2012.

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Funds from Operations and Modified Funds from Operations

	Quarter ended
	March 31,
	2012	2011
Net loss	$(24,743)	$(20,630)
Adjustments:
Depreciation and amortization (1)	32,423	30,254
Impairment of real estate assets (1)	267	—
Net effect of FFO adjustment from unconsolidated entities (2)	8,035	5,758

Total funds from operations	15,982	15,382

Acquisition fees and expenses including amortization (3)	1,130	4,926
Straight-line adjustments for leases and notes receivable (1) (4)	(7,344)	(4,641)
Amortization of above/below market intangible assets and liabilities	(7)	2
Loss (gain) from early extinguishment of debt (1) (6)	4	—
Write-off/impairment of lease related investments (5)	—	217
MFFO adjustments from unconsolidated entities: (2)
Acquisition fees and expenses	—	3,250
Straight-line adjustments for leases and notes receivable	142	139
Loss on extinguishment of debt (6)	—	2,868
Amortization of above/below market intangible assets and liabilities	(5)	15

Modified funds from operations	$9,902	$22,158

Weighted average number of shares of common stock outstanding (basic and diluted)	309,235	290,079

FFO per share (basic and diluted)	$0.05	$0.05

MFFO per share (basic and diluted)	$0.03	$0.08

FOOTNOTES:

(1)	Includes amounts related to the properties that are classified as assets held for sale and for which the related results are classified as income (loss) from discontinued operations in the accompanying consolidated statements of operations.
(2)	This amount represents the Company’s share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the hypothetical liquidation book value (“HLBV”) method.
(3)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition fees and expense, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between real estate entities regardless of their level of acquisition activities. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the Company, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.

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(4)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.
(5)	Management believes that adjusting for write-offs of lease related assets is appropriate because they are non-recurring non-cash adjustments that may not be reflective of our ongoing operating performance.
(6)	Loss (gain) of extinguishment of debt includes legal fees incurred with the transaction, prepayment penalty fees and write-off of unamortized loan costs, as applicable.

Set forth below is a reconciliation of Adjusted EBITDA to net loss (in thousands):

	Quarter ended March 31,
	2012	2011

Net loss	$(24,743)	$(20,630)
Discontinued operations	540	(213)
Interest and other (income) expense	(95)	25
Interest expense and loan cost amortization	16,277	11,307
Equity in (earnings) loss of unconsolidated entities (1)	(1,231)	3,866
Loss (gain) on debt extinguishment	4	—
Depreciation and amortization	32,223	30,016
Loss on lease terminations	368	429
Impairment provision	267	—
Straight-line adjustments for leases and notes receivable (2)	(7,344)	(4,641)
Cash distributions from unconsolidated entities (1)	8,495	3,630

Adjusted EBITDA	$24,761	$23,789

FOOTNOTES:

(1)	Investments in the Company’s unconsolidated joint ventures are accounted for under the HLBV method of accounting. Under this method, the Company recognizes income or loss based on the change in liquidating proceeds it would receive from a hypothetical liquidation of its investments based on depreciated book value. The Company adjusts EBITDA for equity in earnings (loss) of its unconsolidated entities because it believes this is not reflective of the joint ventures operations or cash flows available for distributions to the Company. The Company believes cash distributions from its unconsolidated entities, exclusive of any financing transactions, are reflective of its operating performance and its impact to the Company and have been added back to adjusted EBITDA above.
(2)	The Company believes that adjusting for straight-line adjustments for leased properties and mortgages and other notes receivable is appropriate because they are non-cash adjustments.

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Page 14 / CNL Lifestyle Properties Announces First Quarter 2012 Results

About CNL Lifestyle Properties

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 173 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior housing and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $26 billion in assets. CNL is headquartered in Orlando, Florida.

Statement Regarding Forward-Looking Information

The information above contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “intend,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements, including but not limited to, the factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents filed from time to time with the Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; risks associated with the real estate markets in which the Company invests; risks associated with the use of debt to finance the Company’s business activities, including refinancing and interest rate risk and the Company’s failure to comply with its debt covenants; the Company’s failure to obtain, renew or extend necessary financing or to access the debt or equity markets; competition for properties and/or tenants in the markets in which the Company engages in business; the impact of current and future environmental, zoning and other governmental regulations affecting the Company’s properties; the Company’s ability to make necessary improvements to properties on a timely or cost-efficient basis; defaults on or non-renewal of leases by tenants; failure to lease properties at all or on favorable terms; unknown liabilities in connection with acquired properties or liabilities caused by property managers or operators; the Company’s failure to successfully manage growth or integrate acquired properties and operations; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the Company’s insurance coverage; the impact of outstanding or potential litigation; risks associated with the Company’s tax structuring; the Company’s failure to maintain its status as a real estate investment trust and the Company’s ability to protect its intellectual property and the value of its brand. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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